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                                                                 EXHIBIT 10.6

                                    AMENDMENT

                                     TO THE

                             PAINE WEBBER GROUP INC.

                    SENIOR OFFICER DEFERRED COMPENSATION PLAN

                  Pursuant to Section 11 of the Senior Officer Deferred Compensation Plan (the "Plan") of Paine Webber Group Inc., the Compensation Committee of the Board of Directors of PWG hereby amends the Plan as follows:

                  1. Section 2(a) of the Plan is hereby amended by deleting it in its entirety and replacing it with the following:

                           "(a) Valuation Date shall mean the close of the
                  business on the last business day of each calendar quarter, provided that, in the case of termination of employment for reasons other than normal retirement, death, or Disability, the Valuation Date shall be the close of business on the last business day of the month in which employment terminates, and in the case of a Change in Control of PWG, the Valuation Date shall be the date of such Change in Control; and provided that, with respect to payments of a portion of the Deferral Account notionally invested in any investment partnership, the Valuation Date shall mean the date immediately prior to the date of such payment; and provided that, with respect to the reallocation of a portion of the Deferral Account to a notional investment in an investment partnership, the Valuation Date shall be the date of the closing of such investment partnership."

                  2. The effective date of this amendment shall be effective as of September 1, 1996. Except as otherwise amended hereby, the terms of the Plan shall remain in full force and effect.